Exhibit 99.3

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors
Edge Therapeutics, Inc.
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922

The Board of Directors:

We understand that Edge Therapeutics, Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”) dated November 23, 2018 to the Board of Directors of the Company as part of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the proxy statement/prospectus/information statement that forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed transactions involving the Company, Echos Merger Sub, Inc. and PDS Biotechnology Corporation.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex D to, and references thereto under the headings “Prospectus Summary—Opinion of the Financial Advisor to the Edge Board”; “Risk Factors—Risks Related to the Merger and Edge’s Evaluation of Strategic Alternatives”; and “The Merger—Background of the Merger”, “—Edge Reasons for the Merger”, “—Opinion of the Financial Advisor to the Edge Board”, in the proxy statement/prospectus/information statement that forms a part of, the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Piper Jaffray & Co.
PIPER JAFFRAY & CO.
January 25, 2019